EXHIBIT 99.1

Harvard Bioscience Reports Third Quarter 2015 Financial Results and Updates Outlook for Full-Year 2015

Conference Call to be Held at 8:30 AM ET Today

HOLLISTON, Mass., Oct. 29, 2015 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer and marketer of a broad range of solutions to advance life science, reported financial results for the three and nine months ended September 30, 2015.

The Company reported revenues for the third quarter of $25.7 million and non-GAAP diluted earnings per share of $0.03. This compares with revenue of $25.4 million and non-GAAP earnings per diluted share of $0.06 reported in the year-ago quarter. For a reconciliation between the GAAP and non-GAAP net income, refer to Exhibits 5 and 6 below. Excluding currency translation, revenues increased 4% or $1.0 million. For a reconciliation of changes in revenues, refer to Exhibit 8 below.

Bookings were $27.3 million, a 6% increase compared with $25.7 million in last year's third quarter. Backlog increased 32% over last year's third quarter, to $8.2 million, compared with $6.2 million for the third quarter of 2014.

Harvard Bioscience completed the consolidation of three of its facilities during the third quarter, with the manufacturing operations of Biochrom and Coulbourn Instruments now part of the Company's Holliston headquarters and HEKA Canada consolidated into HEKA Germany. These consolidations mark a major milestone for the Company with regard to its plans to optimize its manufacturing footprint while reducing costs. Through the end of the third quarter, the Company has incurred approximately $800 thousand in consolidation costs. The Company expects to realize between $750 thousand and $1 million of savings from these consolidations in 2016.

During the third quarter, GE Healthcare informed Harvard Bioscience of its decision to discontinue the sale of its spectrophotometer products by the end of 2015. This line of products includes the GE brands NanoVue and SimpliNano, which Harvard Bioscience has been manufacturing. As of January 1, 2016, Harvard Bioscience will be selling the NanoVue and SimpliNano spectrophotometers through its own direct sales force and through distribution partners, as well as servicing previously sold products in the field, yielding a new source of revenue. As a result of GE's decision, there were lower than expected revenues of the GE branded products of approximately $900 thousand during the third quarter, and the Company does not anticipate any revenues of this product line to GE Healthcare during the fourth quarter of 2015. We expect the impact in the fourth quarter to be approximately $1 million in lower revenue, however, growth opportunities and higher margins are expected starting in 2016.

Jeffrey Duchemin, President and CEO of Harvard Bioscience, said, "While bookings and backlog grew 6% and 32%, respectively, revenue growth was lower than expected during the quarter primarily due to four factors: continued headwinds due to currency translation, GE's decision to discontinue the sale of its spectrophotometer products effective December 31, the slowdown in the academic market, and delayed shipments to some customers resulting from the consolidation of our Biochrom operations to our Massachusetts headquarters."

Mr. Duchemin added, "While we are disappointed in the impact that GE Healthcare's decision had on our revenues this quarter, this ultimately provides us with a new opportunity to grow our organic revenue by directly selling and servicing GE-branded NanoVue and SimpliNano spectrophotometers to a significant customer base, beginning on January 1, 2016. We expect to resume revenue from the sale of these spectrophotometers beginning in January and to see benefits from higher margins, new service contracts, and ultimately from an expanded customer base for many of our other products."

To improve its topline growth and facilitate the direct selling of spectrophotometers, the Company is realigning its commercial sales teams to focus on areas with higher growth potential, including Cell and Animal Physiology, Molecular Analysis and Lab Supplies and Services. In addition to this realignment, the Company is initiating a plan to eliminate up to $1 million in annual costs.

Mr. Duchemin concluded, "We believe there is continued long-term growth and strength in our markets despite continued headwinds from foreign currency translation and flat academic markets. With a streamlined and focused commercial organization, greater operational efficiencies and new opportunities for higher margins due to site consolidations, we are well-positioned to gain traction as we continue to execute on our long-term strategy."

Third Quarter Reported Results

  Revenues for the three months ended September 30, 2015 were $25.7 million, an increase of approximately $0.3 million, or 1% compared to revenues of $25.4 million for the three months ended September 30, 2014. Excluding currency translation, revenues increased 4% or $1.0 million. For a reconciliation of changes in revenues, refer to Exhibit 8 below.

  Net loss, as measured under U.S. generally accepted accounting principles ("GAAP"), was $0.8 million, or $0.02 per diluted share, for the three months ended September 30, 2015 compared to net income of $0.6 million, or $0.02 per diluted share, for the same quarter in 2014.

  Net income, on a non-GAAP basis, was $0.9 million, or $0.03 per diluted share, for the three months ended September 30, 2015, compared to $1.9 million, or $0.06 per diluted share, for the three months ended September 30, 2014. For a reconciliation between the GAAP and non-GAAP net income, refer to Exhibits 5 and 6 below.

Year-to-Date Reported Results

  Revenues for the nine months ended September 30, 2015 were $80.3 million, an increase of approximately $2.0 million, or 3% compared to revenues of $78.3 million for the nine months ended September 30, 2014. Excluding currency translation, revenues increased 6% or $5.1 million. For a reconciliation of changes in revenues, refer to Exhibit 8 below.

  Net loss, as measured under GAAP, was $1.9 million, or $0.06 per diluted share, for the nine months ended September 30, 2015 compared to net income of $2.4 million, or $0.07 per diluted share, for the nine months ended September 30, 2014.

  Net income, on a non-GAAP basis, was $3.2 million, or $0.10 per diluted share, for the nine months ended September 30, 2015 compared to $5.5 million, or $0.17 per diluted share, for the same period in 2014. For a reconciliation between the GAAP and non-GAAP net income, refer to Exhibits 5 and 6 below.

Financial Guidance

Based on its current expectations, the Company has updated its full-year financial guidance issued on April 30, 2015, to reflect its results for Q3 and expectations for Q4. The Company expects to report revenues of approximately $105 million to $108 million. The Company expects to report full-year 2015 non-GAAP diluted earnings per share of $0.14 to $0.16. This translates to an updated expected GAAP diluted loss per share of approximately $0.01 to $0.03. Refer to Exhibit 7 below for a reconciliation between the GAAP and non-GAAP diluted earnings per share guidance.

Conference Call Details

Harvard Bioscience will be hosting a conference call and webcast today at 8:30 am ET. Participating in the call will be Jeffrey A. Duchemin, President and Chief Executive Officer and Robert Gagnon, Chief Financial Officer of Harvard Bioscience. Investors can access the live conference call by dialing the following phone numbers: toll-free 1-877-261-8992, or international: 1-847-619-6548, and referencing the conference ID# 41000326. The conference will be simultaneously webcast and can be accessed through the Harvard Bioscience website. To listen to the webcast, log on to the webcast at:

http://investor.harvardbioscience.com/events.cfm

The conference call will be simultaneously webcast and can be accessed through the Harvard Bioscience website. To listen to the webcast, log on to the website at: http://investor.harvardbioscience.com/events.cfm and click on the Earnings Call icon. Financial information presented on the call, including the earnings release, will also be available on the investor relations section of the website. On that call, management may respond to questions from the audience and provide information on any of a number of topics related to the business, including operations, plans and outlook.

If you are unable to listen to the live conference call, the webcast will be available on the Company's website through November 5, 2015.

To add this meeting to your calendar visit: http://investor.harvardbioscience.com/events.cfm and click "remind me".

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including revenues, adjusted operating income, adjusted net income and adjusted earnings per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of revenues and income have excluded certain revenues and expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as currency translation, amortization of intangibles related to acquisitions, costs related to acquisition initiatives, transaction costs, severance and restructuring expenses and stock-based compensation expense. They also exclude the tax impact of the reconciling items. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per diluted share for the three and nine months ended September 30, 2015 and 2014 are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, websites, catalogs, and through distributors including Thermo Fisher Scientific Inc., VWR, and other specialized distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France, Canada and China. For more information, please visit our website at www.harvardbioscience.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future," "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, or potential acquisitions, the outlook for the life sciences industry, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include sustained uncertainty concerning government spending; economic and political conditions generally and those affecting pharmaceutical and biotechnology industries; economic, political and other risks associated with international revenues and operations; currency exchange rate fluctuations; the seasonal nature of purchasing in Europe; the Company's failure to expand in Asia and other emerging markets; the Company's inability to manage its growth; competition from the Company's competitors; the Company's failure to expand its product offerings, introduce new products or commercialize new technologies; technological changes resulting in the Company's products becoming obsolete; the Company's failure to identify potential acquisition candidates and successfully close such acquisitions with favorable pricing or integrate acquired businesses or technologies; the Company's failure to raise or generate capital necessary to implement its acquisition and expansion strategy; unanticipated costs relating to acquisitions and known and unknown costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives; failure or inadequacy of the Company's information technology structure; impact of difficulties implementing our enterprise resource planning systems; failure of any banking institution in which the Company deposits its funds or the institution's failure to provide services; the Company's substantial debt and its ability to meet the financial covenants contained in its credit facility; the failure of the Company's spin-off of Harvard Apparatus Regenerative Technology, Inc., or HART, to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes; the failure of HART to indemnify the Company for any liabilities associated with HART's business; impact of any impairment of the Company's goodwill or intangible assets; the Company's ability to retain key personnel; rising commodity and precious metals costs; the Company's ability to protect its intellectual property and operate without infringing on others' intellectual property; exposure to product and other liability claims; plus factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, or otherwise described in our other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site.

The Harvard Bioscience logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=23828

Exhibit 1
HARVARD BIOSCIENCE, INC.
Condensed Consolidated Balance Sheet Information
(unaudited, in thousands)

	September 30,	December 31,
	2015	2014
Assets

Cash and cash equivalents	$6,090	$14,134
Trade receivables	15,590	16,141
Inventories	23,011	20,531
Property, plant and equipment	5,934	5,190
Goodwill and other intangibles	63,902	62,227
Other assets	19,028	17,693
Total assets	$133,555	$135,916

Liabilities and Stockholders' Equity

Total current liabilities	$17,270	$18,099
Total liabilities	39,269	40,448
Stockholders' equity	94,286	95,468
Total liabilities and stockholders' equity	$133,555	$135,916

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues	$25,731	$25,448	$80,294	$78,299
Cost of revenues	14,005	14,006	44,495	42,818
Gross profit	11,726	11,442	35,799	35,481

Sales and marketing expenses	5,028	4,113	15,355	13,102
General and administrative expenses	5,005	4,130	14,758	12,378
Research and development expenses	1,426	1,059	4,888	3,316
Restructuring charges	376	97	487	349
Amortization of intangible assets	666	618	2,137	1,839
Total operating expenses	12,501	10,017	37,625	30,984

Operating (loss) income	(775)	1,425	(1,826)	4,497

Other income (expense):
Foreign exchange	70	--	159	(148)
Interest expense	(204)	(239)	(641)	(752)
Interest income	1	19	5	45
Other expense, net	(188)	(249)	(984)	(397)
Other expense, net	(321)	(469)	(1,461)	(1,252)

(Loss) income before income taxes	(1,096)	956	(3,287)	3,245
Income tax (benefit) expense	(249)	323	(1,388)	871
Net (loss) income	$(847)	$633	$(1,899)	$2,374

(Loss) earnings per share:
Basic (loss) earnings per common share	$(0.02)	$0.02	$(0.06)	$0.07

Diluted (loss) earnings per common share	$(0.02)	$0.02	$(0.06)	$0.07

Weighted average common shares:
Basic	33,933	32,342	33,474	32,080

Diluted	33,933	33,415	33,474	33,097

Exhibit 3
HARVARD BIOSCIENCE, INC.
Condensed Cash Flow Information
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2015	2014

Cash flows from operations:
Net (loss) income	$(1,899)	$2,374
Changes in assets and liabilities	(3,494)	(3,768)
Other adjustments to operating cash flows	4,334	4,482
Net cash (used in) provided by operating activities	(1,059)	3,088

Investing activities:
Acquisitions, net of cash acquired	(4,545)	--
Other investing activities	(2,292)	(1,148)
Net cash used in investing activities	(6,837)	(1,148)

Financing activities:
Proceeds from issuance of debt	4,800	2,200
Repayments of debt	(6,100)	(3,750)
Other financing activities	1,921	1,415
Net cash provided by (used in) financing activities	621	(135)

Effect of exchange rate changes on cash	(769)	(842)

(Decrease) increase in cash and cash equivalents	$(8,044)	$963

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of GAAP Operating (Loss) Income to Non-GAAP Adjusted Operating Income
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

GAAP operating (loss) income	$(775)	$1,425	$(1,826)	$4,497

Adjustments:

Amortization of intangible assets	666	618	2,137	1,839

Inventory valuation step-up charges on acquisition	6	--	799	--

Severance and restructuring charges	735	268	1,518	691

Stock-based compensation expense	777	615	2,049	1,534

Non-GAAP adjusted operating income	$1,409	$2,926	$4,677	$8,561

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted Net Income
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

GAAP net (loss) income	$(847)	$633	$(1,899)	$2,374

Adjustments:

Amortization of intangible assets	666	618	2,137	1,839

Inventory valuation step-up charges on acquisition	6	--	799	--

Severance and restructuring charges	735	268	1,518	691

Acquisition costs	162	257	943	415

Stock-based compensation expense	777	615	2,049	1,534

Income taxes (A)	(598)	(459)	(2,309)	(1,308)

Non-GAAP adjusted net income	$901	$1,932	$3,238	$5,545

(A) Income taxes includes the tax effect of adjusting for the reconciling items.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of GAAP Diluted (Loss) Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per
Common Share
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

GAAP diluted (loss) earnings per common share	$(0.02)	$0.02	$(0.06)	$0.07

Adjustments:

Amortization of intangible assets	0.02	0.02	0.07	0.06

Inventory valuation step-up charges on acquisition	--	--	0.02	--

Severance and restructuring charges	0.02	0.01	0.05	0.02

Acquisition costs	0.01	0.01	0.03	0.01

Stock-based compensation expense	0.02	0.02	0.06	0.05

Income taxes (A)	(0.02)	(0.02)	(0.07)	(0.04)

Non-GAAP adjusted diluted earnings per common share	$0.03	$0.06	$0.10	$0.17

(A) Income taxes includes the tax effect of adjusting for the reconciling items.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Guidance for 2015 GAAP Diluted Loss per Common Share to Non-GAAP Adjusted Diluted
Earnings per Common Share
(unaudited)

GAAP diluted loss per common share (A)	$(0.01) - (0.03)

Adjustments:

Amortization of intangible assets	0.08

Inventory valuation step-up charges on acquisition	0.02

Severance and restructuring charges	0.04

Acquisition costs	0.03

Stock-based compensation expense	0.08

Income taxes (B)	(0.08)

Non-GAAP adjusted diluted earnings per common share (A)	$0.14 - 0.16

(A) This guidance excludes the impact of future acquisitions, acquisition costs or restructuring charges.

(B) Income taxes includes the tax effect of adjusting for the reconciling items.

Exhibit 8
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Revenues Compared to the Same Period of the Prior Year
(unaudited)

	Three Months Ended		For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended			Nine Months Ended
	Sept. 30,	Dec. 31,	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31,	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,
	2013	2013	2013	2014	2014	2014	2014	2014	2015	2015	2015	2015

Growth	-3.8%	-2.2%	-5.6%	-2.7%	0.7%	0.0%	11.0%	2.4%	3.8%	11.5%	3.9%	6.4%

Foreign exchange effect	0.1%	0.8%	0.2%	2.0%	2.6%	1.2%	-2.0%	0.9%	-4.3%	-4.7%	-2.8%	-3.9%

Total revenue growth	-3.7%	-1.4%	-5.4%	-0.7%	3.3%	1.2%	9.0%	3.3%	-0.5%	6.8%	1.1%	2.5%
CONTACT: Jeffrey A. Duchemin
         CEO and President

         Robert E. Gagnon
         CFO

         508-893-8999

         Dian Griesel Int'l.

         Investor Relations:
         Cheryl Schneider
         Public Relations:
         Susan Forman or Laura Radocaj
         212-825-3210